EXHIBIT 10.8

                                 ADDENDUM NO. 5

            This ADDENDUM No. 5, dated June 27, 2002, by and between Universal Insurance Holdings, Incorporated (formerly Universal Heights, Inc.) (hereinafter the "Company"), and Bradley I. Meier ("Employee"), modifies and amends the existing employment agreement ("Agreement") and all prior ADDENDA thereto ("Prior ADDENDA") between the Company and the Employee, only in respect of the matters set forth herein, and otherwise the Agreement and Prior ADDENDA remain in full force and effect as if this ADDENDUM No.5 had not been executed:

            I. In respect of "Article 6." of the Agreement entitled "Compensation," the Employee shall have the right to elect to be paid any or all of his Compensation in common stock or other equities of the Company ("Company Stock"), including but not limited to vacation pay, increase(s) from base compensation, base compensation or any bonus or other additional compensation. If the Employee elects to receive Company Stock in lieu of cash compensation, then the formula for determining the number of shares of Company Stock paid in lieu of cash compensation shall be: the cash compensation amount divided by a number equal to 50% of the average of the closing bid price of the Company's common stock for the last five (5) trading days on the exchange or NASDAQ/Bulletin Board trading of the Company's common stock at the time that the election is exercised. For example by illustration, if the Compensation is $10,000, and the average of the closing bid price is $0.50 (50 Cents), then 50% of the closing bid price will be $0.25 (25 Cents), and the calculation will be $10,000 divided by $0.25 equaling 40,000 as the number of shares of the Company issued to the Employee under this example. If the Employee selects warrants or options as the form of equity, then the exercise price shall be 50% of the

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average  of the  closing  bid price of the  Company  Stock for the last five (5)
trading days, prior to the election, and in the above example by illustration the 40,000 warrants or options would have a $0.25 (25 Cents) exercise price or strike price. Any election by the Employee to receive Company Stock in lieu of cash compensation shall only be effective for the period of time, or for the event, stated in the election, and the Employee may change his election during the period of time, or prior to the event, that the election covers, by electing to terminate his earlier election.

            IN WITNESS WHEREOF, this Addendum No. 5 has been signed and executed as of the first date written above.


                        UNIVERSAL INSURANCE HOLDINGS, INCORPORATED



                        By:   /s/ Bradley I. Meier
                              ------------------------------
                              Bradley I. Meier, President


                        By:   /s/ Bradley I. Meier
                              ------------------------------
                              Bradley I. Meier - Employee